SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2012

JONES LANG LASALLE INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (312) 782-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Termination of Stock Ownership Program

Jones Lang LaSalle Incorporated (the “Company”) has decided to terminate its Stock Ownership Program (the “SOP”) effective in connection with incentive compensation (or “bonus”) payments for 2012 performance. The change has been approved by the Compensation Committee of the Company’s Board of Directors.

For a number of years, the SOP has been a mandatory element in the compensation of those employees who are designated as International, Regional or National Directors. Collectively, this group constitutes on the order of the senior-most 5% of our entire employee population. Although the specific terms of the SOP, and the employees eligible for it, have varied somewhat from year to year, the overall approach was to require that from 10% to 20% of incentive compensation, including annual bonuses and periodic commission payments, be deferred and delivered in restricted stock units, rather than immediately in cash. Half of the restricted stock units vested eighteen months from January 1 in the year following the year of performance, and the remaining half vested thirty months from that date. We increased by up to 20% the amount of incentive compensation that we delivered as SOP restricted stock units. We added this "uplift" because employees received less in cash from their incentives than they might receive at competitor firms and in consideration for the vesting period that was required before the equity they received could be owned directly. Each employee was permitted to elect to receive 100% of their incentive in cash for a given year only if he or she had acquired certain minimum levels of beneficial stock ownership.

Since the Company’s employee population has grown significantly and given how other aspects of our short-term and long-term compensation programs have evolved, we have determined that (1) there are now other more targeted and strategic approaches we would prefer to take with our equity incentive compensation and (2) we can do so in a way that will be less dilutive to shareholders than the SOP would be if we continued it.

The result of terminating the SOP will be to extend the use of the three million share authorization that shareholders approved in May, 2008 and avoid the need for the Company to seek shareholder approval to increase authorized shares in 2013. The six executive officers who comprise the Company’s Global Executive Committee, and whose compensation is reported in our Proxy Statement, will continue to be subject to the specific beneficial ownership and share retention policies established by the Compensation Committee.

Financial Reporting Implications of Terminating the SOP

We amortize related compensation cost to expense over the service period. The service period over which the related compensation cost is amortized to expense consists of the 12 months of the year to which payment of restricted stock relates, plus the periods over which the stock vests. Given that we do not finalize individual incentive compensation awards until after year-end, we must estimate the portions of the overall incentive compensation pools that will qualify for these programs during the first 12 months of the expense period. Estimations factor in the performance of the Company and individual business units, together with the target bonuses for qualified individuals.

We determine and announce incentive compensation in the first quarter of the year following that to which the incentive compensation relates, at which point we true-up the estimated stock ownership program deferral and related amortization. The table below, which we previously included in our 2011 Form 10-K, sets forth certain information regarding the SOP and details how each year’s deferral of compensation, and enhancement of deferred compensation through the “uplift,” has impacted our operating results:

($ in millions, except employee data)

	Year Ended December 31,
	2011	2010	2009
Number of employees eligible for the restricted stock programs	873	727	1,800

Deferral of compensation under the current year stock ownership program	$(19.1)	(16.4)	(13.4)
20% enhancement of deferred compensation	(3.8)	(3.3)	(2.7)
Change in estimated deferred compensation in the first quarter of the following year	N/A	1.0	2.0
Total deferred compensation	$(22.9)	(18.7)	(14.1)

Compensation expense recognized with regard to the current year stock ownership program	$6.7	6.6	5.4
Compensation expense recognized with regard to prior year stock ownership programs	13.1	17.7	21.8
Total stock ownership program compensation expense	$19.8	24.3	27.2

Referring to the table to illustrate the impact of eliminating the SOP, if we had taken action during 2011 to eliminate the SOP effective with the 2012 payment related to the 2011 performance year, the comparative impact on our 2011 operating results would have been to increase 2011 expense by $12.4 million, or $19.1 million less in deferral of compensation offset by $6.7 million of expense recognized in 2011 related to that compensation deferral. The increase in 2011 expense of $12.4 million from eliminating SOP in 2011 would have been offset by a reduction in future expense of $16.2 million, or the $12.4 million of otherwise deferred expense accelerated into 2011 plus $3.8 million of additional expense from the 20% enhancement of deferred compensation, with the $16.2 million reduction in future expense impacting the following 30 months in varying amounts by year.

Similarly, if we had taken action in either of 2010 or 2009 to the eliminate the SOP effective with the payment to come in the following year, the comparative impacts on our 2010 and 2009 operating results would have been to increase 2010 expense by $9.8 million ($16.4 million less $6.6 million) or 2009 expense by $8.0 million ($13.4 million less $5.4 million), and would have reduced future expense from either of those awards by $13.1 million ($9.8 million plus $3.3 million) or $10.7 million ($8.0 million plus $2.7 million), respectively, with a reduction in future expense impacting the 30 months following the year of action in varying amounts by year.

Finally, the $22.9 million of total 2011 deferred compensation shown in the table above resulted in the grant of approximately 365,000 restricted stock units effective January 2012, or approximately 0.8% of common stock outstanding as of December 31, 2011, an impact on future dilution of common stock which would not occur if SOP had been eliminated in 2011. Deferred compensation under the SOP in 2010 and 2009 resulted in the grants of approximately 212,000 and 297,000 restricted stock units, which represented 0.5% and 0.7% of common stock outstanding, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2012	JONES LANG LASALLE INCORPORATED

By:	/s/ Lauralee E. Martin
	Name:	Lauralee E. Martin
	Title:	Executive Vice President and Chief Operating and Financial Officer

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